Exhibit 6.3

PROMISSORY NOTE

by

44TH AND MCDOWELL HOLDING, LLC
47TH STREET PHOENIX AIRPORT, LLC
CHPH HOLDING, LLC
(Individually and collectively, Borrower)

in favor of

RCC REAL ESTATE, INC.

(Lender)

EXHIBITS

EXHIBIT A - FORM OF REQUEST

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PROMISSORY NOTE

$62,245,000.00	New York, New York
September ___, 2018

FOR VALUE RECEIVED, 44TH AND MCDOWELL HOLDING, LLC, a Delaware limited liability company, 47TH STREET PHOENIX AIRPORT, LLC, a Delaware limited liability company, and CHPH HOLDING, LLC, a Delaware limited liability company, as makers, having their collective principal place of business at 8901 East Mountain View Road, Suite 150, Scottsdale, Arizona 85258 (individually and collectively, the “Borrower”), hereby unconditionally promises to pay to the order of RCC REAL ESTATE, INC., a Delaware corporation, as payee, having an address at 717 Fifth Avenue, 12th Floor, New York, New York 10022, and its successors and assigns (collectively, “Lender”), or at such other place as the holder of this Promissory Note (as the same may be amended, restated, supplemented, or otherwise modified from time to time, this “Note”) may from time to time designate in writing, the principal sum of SIXTY TWO MILLION TWO HUNDRED FORTY FIVE THOUSAND AND 00/100 DOLLARS ($62,245,000.00), in lawful money of the United States of America with interest thereon to be computed from the date of this Note at the Applicable Interest Rate (as defined below), and to be paid in accordance with the terms of this Note.

ARTICLE 1. DEFINED TERMS

For all purposes of this Note, except as otherwise expressly provided herein or unless the context clearly indicates a contrary intent:

“Acceptable Counterparty” shall mean a counterparty to the Interest Rate Cap Agreement that (a) has and shall maintain, until the expiration of the applicable Interest Rate Cap Agreement, a long-term unsecured debt rating of not less than “A-” by S&P and “A3” from Moody’s, which rating shall not include a “t” or otherwise reflect a termination risk, or (b) is otherwise acceptable to all Rating Agencies rating any Secondary Market Transaction as evidenced by written confirmation from all such Rating Agencies that such counterparty shall not cause a downgrade, withdrawal or qualification of the ratings assigned, or to be assigned, to the Securities or any class thereof in any Secondary Market Transaction.

“Adjusted Alternative Rate” shall mean the Substitute Index as such Substitute Index may change from time to time plus the Spread; provided, however, in no event shall the Substitute Index be deemed to be less than 1.92%.

“Adjusted LIBOR Rate” shall mean, with respect to any Interest Period, an interest rate per annum equal to the one-month LIBOR plus the Spread; provided, however, in no event shall LIBOR be deemed to be less than 1.92%.

“Allocated Loan Amount” shall mean, with respect to each Individual Property, the portion of the principal allocated to such Individual Property as set forth on Schedule A attached hereto and made a part hereof, as such amount shall increase by any applicable Earn Out Advance until the Loan is fully funded and the portion of the principal allocated to each Individual Property to such Individual Property is the Maximum Allocated Loan Amount.

“Annual Debt Service” shall mean (a) annualized interest based on the Applicable Interest Rate in effect at the time of calculation of Annual Debt Service and the unpaid principal at the date of calculation of Annual Debt Service, plus (b) principal amortization payments, if any, scheduled to become due on the twelve (12) consecutive Payment Dates (excluding the Maturity Date) following the date of calculation (or if fewer than twelve (12) Payment Dates remain (excluding the Maturity Date) the product of (i) twelve (12) and (ii) the principal amortization payment, if any, next due.

“Applicable Interest Rate” shall mean (a) from and including the date of this Note through the day immediately preceding the first Determination Date an interest rate per annum equal to 5.91%; and (b) from and including the first Determination Date and for each successive Interest Period through and including the Maturity Date, an interest rate per annum equal to (i) the Adjusted LIBOR Rate or (ii) the Adjusted Alternative Rate, if the Loan begins bearing interest at the Adjusted Alternative Rate in accordance with the provisions of Paragraph (b) of Article 3.

“Approved Appraisal” shall mean an M.A.I. appraisal acceptable to Lender prepared by a professional appraiser who is a member in good standing of the Appraisal Institute, which appraisal shall value the Property on an “as is” basis as of the date of such appraisal.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Breakage Costs” shall mean any loss or expense which Lender sustains or incurs as a consequence of (a) any default by Borrower in payment of the principal of or interest on the Loan while bearing interest at the Adjusted LIBOR Rate, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the Adjusted LIBOR Rate, (b) any prepayment (whether voluntary or mandatory) of the Loan on a day that (i) is not a Payment Date, or (ii) is a Payment Date if Borrower did not give the prior written notice of such prepayment required pursuant to the terms of this Note, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the Adjusted LIBOR Rate hereunder and (c) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Applicable Interest Rate from the Adjusted LIBOR Rate to the Adjusted Alternative Rate on a date other than the Determination Date immediately following the last day of an Interest Period, including, without limitation, such loss or expenses arising from interest or fees payable or which would be payable by Lender to lenders of funds obtained by it in order to maintain the Adjusted LIBOR Rate hereunder.

“Business Day” shall mean any day other than Saturday, Sunday or any other day on which banks are authorized to close in the New York, New York.

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“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, by and among, Borrower, Lender, Wells Fargo Bank, National Association and Manager, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Closing Date” shall mean the date hereof.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Crowne Plaza Borrower” shall mean CHPH HOLDING, LLC, a Delaware limited liability company.

“Crowne Plaza Franchise Agreement” shall mean that certain License Agreement dated as of or around the date hereof by and between Holiday Hospitality Franchising, LLC and Crowne Plaza Borrower.

“Debt” shall have the meaning set forth in Article 4 hereof.

“Debt Service” shall mean, with respect to any particular period of time, scheduled interest payments due under this Note.

“Debt Service Coverage Ratio” shall mean a ratio for the applicable period in which: (a) the numerator is the Net Operating Income, without deduction for amounts paid to any reserves held by Lender, less reserve payments equal to the greater of (1) assumed reserve contributions in the aggregate equal to four percent (4%) of the gross revenue generated by the Property and (2) the actual FF&E Reserve contributions, as determined by Lender, and (b) the denominator is Annual Debt Service.

“Debt Yield” shall mean, as of any date of calculation, the ratio (expressed as a percentage) obtained by dividing the Net Operating Income during the twelve (12) month period ending one month prior to the date on which the Debt Yield is to be calculated by the outstanding principal balance of the Loan.

“Default” shall mean any event or circumstance which, with the passage of time or the giving of notice, shall constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Article 5 hereof.

“Determination Date” shall mean the first day of the Interest Period for which the Applicable Interest Rate is being determined.

“Earn Out Advances” shall mean advance of the Loan as set forth in Article 24 herein.

“Earn Out Portion” shall have the meaning set forth in Article 24 herein.

“Event of Default” shall have the meaning set forth in the Security Instrument.

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“Excluded Taxes” shall mean any of the following Income Taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender, (a) Income Taxes imposed on or measured by net income (however denominated), including franchise taxes and branch profits taxes, in each case, (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Income Tax (or any political subdivision thereof) or (ii) that are Income Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Income Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (b) U.S. federal withholding Income Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan (other than pursuant to an assignment request by the Borrower) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3(d), amounts with respect to such Income Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Income Taxes attributable to such Lender’s failure to comply with Section 21(c), and (d) any U.S. federal withholding Income Taxes imposed under FATCA.

“Exit Fee” shall mean an amount equal to one quarter of one percent (0.25%) of the original principal amount of this Note, determined as of the date such amount is due and payable under this Note.

“Extended Maturity Date” shall mean the First Extended Maturity Date if the First Extension Option is effectuated in accordance with Article 23 hereof, or the Second Extended Maturity Date if the Second Extension Option is effectuated in accordance with Article 23 hereof.

“Extension Fee” shall mean (a) in connection with Borrower’s exercise of the First Extension Option, an amount equal to one quarter of one percent (0.25%) of the outstanding principal amount of this Note, determined as of the Initial Maturity Date, or (b) in connection with Borrower’s exercise of the Second Extension Option, an amount equal to one half of one percent (0.50%) of the outstanding principal amount of this Note, determined as of the First Extended Maturity Date.

“Extension Option” shall have the meaning set forth in Article 23 hereof.

“Extension Term” shall mean the period from the Initial Maturity Date to and including the First Extended Maturity Date (hereinafter defined) if the First Extension Option is effectuated in accordance with Article 23 hereof, and the period from the First Extended Maturity Date to and including the Second Extended Maturity Date (hereinafter defined) if the Second Extension Option is effectuated in accordance with Article 23 hereof.

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“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Note (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official administrative interpretations thereof, any applicable agreement entered into pursuant to Section 1471(b)(1) of the Code, and any applicable intergovernmental agreement with respect thereto.

“FF&E Reserve” shall have the meaning set forth in the Reserve and Security Agreement.

“First Extension Monthly Amortization Payment” shall mean the required payment on a Payment Date to Lender of principal in an amount determined by Lender based upon (i) a thirty (30) year amortization schedule, (ii) an interest rate equal to the Applicable Interest Rate in effect for the Interest Period ending on the day preceding such Payment Date, and (iii) the outstanding principal balance of the Loan in effect on the immediately preceding Payment Date.

“First Extension Option” shall have the meaning set forth in Article 23 hereof.

“First Extension Term” shall mean the period from the Initial Maturity Date to and including the First Extended Maturity Date if the First Extension Option is effectuated in accordance with Article 23 hereof.

“Fitch” shall mean Fitch, Inc.

“Franchise Agreement” shall mean, collectively, (i) the Crowne Plaza Franchise Agreement, (ii) the Hilton Franchise Agreement, and (iii) the Holiday Inn Franchise Agreement.

“Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Guarantor” shall mean CaliberCos, Inc., a Delaware corporation, Jennifer Schrader, John C. Loeffler, II, Frank Heavlin, and Replacement Guarantor, and any replacement guarantor approved by Lender.

“Hilton Borrower” shall mean 47TH STREET PHOENIX AIRPORT, LLC, a Delaware limited liability company.

“Hilton Franchise Agreement” shall mean that certain Franchise Agreement dated as of or around the date hereof by Hilton Franchise LLC, a Delaware limited liability company and Hilton Borrower.

“Holiday Inn Borrower” shall mean 44TH AND MCDOWELL HOLDING, LLC, a Delaware limited liability company.

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“Holiday Inn Franchise Agreement” shall mean that certain License Agreement dated June 30, 2015 by Holiday Hospitality Franchising, LLC (formerly known as Holiday Hospitality Franchising, Inc.) and Holiday Inn Borrower.

“Income Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, imposed on or with respect to any payment made by or on account of any obligation of Borrower with respect to any Loan or under any Loan Document, including any interest, additions to tax or penalties applicable thereto.

“Indemnified Taxes” shall mean Income Taxes, other than Excluded Taxes.

“Individual Property” shall mean each discrete portion of the Property referenced on Schedule A attached hereto and made a part hereof, and the term “Individual Borrower” as used herein shall mean each discrete entity which together are collectively defined as “Borrower” herein.

“Initial Advance” shall mean the advance of the Loan made on the Closing Date, in the amount of FIFTY SIX MILLION FOUR HUNDRED SEVENTY THOUSAND AND 00/100 DOLLARS ($56,470,000.00).

“Initial Maturity Date” shall mean October 5, 2021.

“Interest Period” shall mean, in connection with the calculation of interest accrued with respect to any specified Payment Date, one month periods commencing on the Payment Date occurring in the immediately preceding calendar month and ending on the day immediately preceding the subject Payment Date; provided, however, the Interest Period for the payment to be made in accordance with Section 2(a)(i) hereof shall be the period commencing on the Closing Date, and ending on the calendar day preceding the first Payment Date.

“Interest Rate Cap Agreement” shall mean, collectively, one or more interest rate protection agreements (together with the confirmation and schedules relating thereto) acceptable to Lender, between an Acceptable Counterparty and Borrower obtained by Borrower as and when required pursuant to Article 22 hereof, as the same may be amended, restated, supplemented, or otherwise modified from time to time. After delivery of a Replacement Interest Rate Cap Agreement to Lender, the term “Interest Rate Cap Agreement” shall be deemed to mean such Replacement Interest Rate Cap Agreement and such Replacement Interest Rate Cap Agreement shall be subject to all requirements applicable to the Interest Rate Cap Agreement.

“IRS” shall mean the U.S. Internal Revenue Service.

“Last Advance Date” shall mean April 5, 2021.

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“LIBOR” shall mean, with respect to each Interest Period, the rate determined by Lender to be (i) the per annum rate for deposits in U.S. dollars for a period equal to the applicable Interest Period, which appears on the Reuters Screen LIBOR01 (or any successor thereto) as the London Interbank Offering Rate as of 11:00 a.m., London time, on the day that is two (2) London Business Days prior to that respective Interest Period’s Determination Date (rounded upwards, if necessary, to the nearest 1/100 of 1%); (ii) if such rate does not appear on said Reuters Screen LIBOR01, the arithmetic mean (rounded as aforesaid) of the offered quotations of rates obtained by Lender from the Reference Banks for deposits in U.S. dollars for a period equal to the applicable Interest Period to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on the day that is two (2) London Business Days prior to that Determination Date and in an amount that is representative for a single transaction in the relevant market at the relevant time; or (iii) if fewer than two (2) Reference Banks provide Lender with such quotations, the rate per annum which Lender determines to be the arithmetic mean (rounded as aforesaid) of the offered quotations of rates which major banks in New York, New York selected by Lender are quoting at approximately 11:00 a.m., New York City time, on the Determination Date for loans in U.S. dollars to leading European banks for a period equal to the applicable Interest Period in amounts of not less than U.S. $1,000,000.00. Lender’s determination of LIBOR shall be binding and conclusive on Borrower absent manifest error. LIBOR may or may not be the lowest rate based upon the market for U.S. Dollar deposits in the London Interbank Eurodollar Market at which Lender prices loans on the date which LIBOR is determined by Lender as set forth above.

“Loan” shall mean the loan made by Lender to Borrower in the original principal amount set forth in, and evidenced by, this Note.

“Loan Documents” shall have the meaning set forth in Article 7 hereof.

“Loan to Value Ratio” shall mean, as of any date of determination, the ratio of the then outstanding principal balance of the Loan to the then current value of the Individual Properties that are not being released and have not previously been released, as determined by Lender or, in Lender’s discretion as determined by a new Approved Appraisal.

“London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are not open for business.

“Manager” shall mean Heavlin Management Company, LLC, an Arizona limited liability company or such other property manager with respect to the Property approved by Lender.

“Maturity Date” shall mean the Initial Maturity Date, the First Extended Maturity Date if the First Extension Option is effectuated in accordance with the terms of Article 23 hereof, the Second Extended Maturity Date if the Second Extension Option is effectuated in accordance with the terms of Article 23 hereof, or such other date on which the outstanding principal balance of this Note, accrued interest and all other sums payable under this Note and the other Loan Documents becomes due and payable, as herein or therein provided, whether at such stated maturity date, by acceleration or otherwise.

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“Maximum Allocated Loan Amount” shall mean, with respect to each Individual Property, the portion of the principal allocated to such Individual Property as set forth on Schedule A attached hereto and made a part hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Net Operating Income” means (A) all receipts, revenues, income and proceeds of sales or services of every kind received by Borrower or Manager (on behalf of Borrower), directly or indirectly, from operating the Property for the twelve (12) full calendar months immediately prior to the month of the date of determination, calculated on an accrual basis in accordance with GAAP and the Uniform System, whether in cash or on credit, including but not limited to (i) all Rent, expense pass-throughs, fees and service charges to tenants, subtenants, licensees or other occupants of commercial or retail space in the Property including lease termination fees, revenues from the use or rental of guest rooms and suites and conference and banquet rooms, revenues from food and beverage service and facilities, including off-site catering, telephone services, guest laundry services, vending, including mini-bars, television, recreational and health club facilities and parking in the Property and other fees and charges resulting from the operations of the Property by Borrower or Manager in the ordinary course of business, and (ii) deposits forfeited and not refunded (“Gross Income”), less (B) all Operating Expenses (as defined in the Cash Management Agreement) for the twelve (12) month period immediately prior to the date of determination and any Extraordinary Expenses approved by Lender and applicable to such twelve (12) month period.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized officer of the general partner or managing member of Borrower.

“Partial Prepayment Exit Fee” shall mean an amount equal to one quarter of one percent (0.25%) of the principal amount being prepaid.

“Payment Date” shall mean the fifth (5th) day of the second full calendar month following the date hereof, and the fifth (5th) day of each and every month thereafter until and including the Maturity Date, or if such day is not a Business Day, the immediately preceding Business Day.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any Federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Prepayment Consideration” shall have the meaning set forth in Article 6 hereof.

“Property” shall have the meaning set forth in Article 7 hereof.

“Property Refinance” shall have the meaning set for in Article 26 hereof.

“Property Sale” shall have the meaning set forth in Article 26 hereof.

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“Rating Agencies” shall mean each of S&P, Moody’s and Fitch, or any other nationally recognized statistical rating agency which has been approved by Lender.

“Reference Banks” shall mean four major banks in the London interbank market selected by Lender.

“Refinance Request” shall mean a written request submitted to Lender for the release relating to a Property Refinance.

“Release Price” shall mean, with respect to each Individual Property (A) identified in a Sale Request, an amount equal to the greater of (i) one hundred twenty-five percent (125%) of the Allocated Loan Amount applicable to such Individual Property or (ii) ninety percent (90%) of proceeds from the sale, or (B) identified in a Refinance Request, an amount equal to the greater of (i) one hundred percent (100%) of the refinancing proceeds or (ii) one hundred twenty-five percent (125%) of the Allocated Loan Amount applicable to such Individual Property.

“Replacement Guarantor” shall have the meaning set forth in the Guaranty.

“Replacement Interest Rate Cap Agreement” shall mean, collectively, one or more interest rate protection agreements, acceptable to Lender, from an Acceptable Counterparty, with terms identical to the Interest Rate Cap Agreement except that the same shall be effective as of the date required in Article 22 hereof; provided that to the extent any such interest rate protection agreements do not meet the foregoing requirements, a “Replacement Interest Rate Cap Agreement” shall be such interest rate protection agreements approved in writing by Lender, in each case, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Request” shall mean Borrower’s written request for an Earn Out Advance, substantially in a form specified or otherwise approved by Lender.

“Reserve Agreement” shall mean that certain Reserve and Security Agreement, dated as of the date hereof, by and between Borrower and Lender, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Reuters Screen LIBOR01 Page” shall mean the display designated as "Reuters Screen LIBOR01 Page" on the Reuters service (or such other page as may replace LIBOR01 Page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits).

“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Second Extended Maturity Date” shall have the meaning set forth in Article 23 hereof.

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“Second Extension Monthly Amortization Payment” shall mean a required payment on a Payment Date to Lender of principal in an amount determined by Lender based upon (i) a twenty-five (25) year amortization schedule, (ii) an interest rate equal to the Applicable Interest Rate in effect for the Interest Period ending on the day preceding such Payment Date, and (iii) the outstanding principal balance of the Loan in effect on the immediately preceding Payment Date.

“Second Extension Option” shall have the meaning set forth in Article 23 hereof.

“Second Extension Term” shall mean the period from the First Extended Maturity Date to and including the Second Extended Maturity Date if the Second Extension Option is effectuated in accordance with Article 23 hereof.

“Security Instrument” shall have the meaning set forth in Article 7 hereof.

“Spread” shall mean 3.75%.

“Strike Price” shall mean 4.00%.

“Substitute Index” shall mean any verifiable rate index selected by Lender from time to time that is beyond the control of Lender that in Lender’s sole judgment adequately reflects Lender’s cost of funds to fund or maintain the Loan. At Lender’s sole election the Substitute Index may consist of the highest rate actually paid by Lender to any financial institution with whom Lender has entered into a repurchase agreement or other contractual arrangement to provide funds in order to enable Lender to fund or maintain the Loan.

“Uniform System” shall mean the Uniform System of Accounts for the Lodging Industry (Eleventh Revised Edition).

“U.S. Person” shall mean a “United States person” under Section 7701(a)(30) of the Code.

“Working Day” shall mean any day on which dealings in foreign currencies and exchange are carried on in London, England and in New York, New York.

All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Security Instrument. Whenever used, the singular number shall include the plural, the plural number shall include the singular, and the words “Lender” and “Borrower” shall include their respective successors, assigns, heirs, executors and administrators.

ARTICLE 2. PAYMENT TERMS

(a)           Borrower agrees to pay sums under this Note in installments as follows:

(i)           A payment on the date hereof of all interest that will accrue on the Initial Advance from and after the date hereof through and including the fourth (4th) calendar day of the first full calendar month following the date hereof;

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(ii)          A monthly payment of interest only on each Payment Date; plus

(iii)         in addition to each monthly payment of interest, in the event the First Extension Option is effectuated in accordance with Article 23 hereof, a monthly payment of principal in the amount of the First Extension Monthly Amortization Payment on each Payment Date during the First Extension Term; plus

(iv)         in addition to each monthly payment of interest, in the event the Second Extension Option is effectuated in accordance with Article 23 hereof, a monthly payment principal in the amount of Second Extension Monthly Amortization Payment on each Payment Date during the Second Extension Term; and

(v)          The outstanding principal balance of this Note, all interest accrued thereon, and all other sums due and payable under this Note and the Loan Documents, together with the Exit Fee shall be due and payable on the Maturity Date.

(b)           Except as otherwise specifically provided herein, all payments and prepayments under this Note shall be made to Lender not later than 2:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day. Interest on the principal sum of this Note shall be calculated at the Applicable Interest Rate on the basis of a three hundred sixty (360) day year based on the actual number of days elapsed. In computing the number of days during which interest accrues, the day on which funds are initially advanced shall be included regardless of the time of day such advance is made, and the day on which funds are repaid shall be included unless repayment is credited prior to close of business. All payments required to be made by Borrower hereunder or under the Security Instrument or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

(c)           For purposes of this Note, if the Payment Date in a given month shall not be a Business Day, then, for purposes of determining the date on which Borrower is required to make any payment due hereunder and the date on which Lender is required to make any Advance hereunder, but not the accrual of interest, the Payment Date for such month shall be the immediately preceding Business Day.

(d)           In the event that at any time any payment received by Lender hereunder shall be deemed by a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under any bankruptcy, insolvency or other debtor relief law, then the obligation to make such payment shall survive any cancellation or satisfaction of this Note or return thereof to Borrower and shall not be discharged or satisfied with any prior payment thereof or cancellation of this Note, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof, and such payment shall be immediately due and payable upon demand.

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ARTICLE 3. ADDITIONAL PAYMENT PROVISIONS

(a)           Interest shall be charged and payable on the outstanding principal amount of the Loan at a rate per annum equal to the Applicable Interest Rate, but in no event shall such rate exceed the maximum rate permitted under applicable law. Subject to the terms and conditions of Section 3(b) below, Borrower shall pay interest on the outstanding principal amount of the Loan at the Applicable Interest Rate for the applicable Interest Period. Any change in the Applicable Interest Rate due to a change in the Alternative Adjusted Rate shall become effective as of the opening of business on the first day on which such change in the Alternative Adjusted Rate shall become effective. Each determination by Lender of the Applicable Interest Rate shall be conclusive and binding for all purposes, absent manifest error.

(b)           In the event that Lender shall have reasonably determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank eurodollar market, U.S. dollar deposits, in an amount approximately equal to the outstanding principal balance of the Loan, are not generally available at such time in the interbank eurodollar market or that adequate and reasonable means do not exist for ascertaining LIBOR, then Lender shall forthwith give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) day prior to the last day of the then current Interest Period. If such notice is given, the Loan shall bear interest at the Adjusted Alternative Rate beginning on the first day of the next succeeding Interest Period.

(c)           If, pursuant to the terms of this Note, the Loan is bearing interest at the Adjusted Alternative Rate and Lender shall reasonably determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender shall give notice thereof to Borrower by telephone of such determination, confirmed in writing, to Borrower at least one (1) day prior to the last day of the then current Interest Period. If such notice is given, the Loan shall bear interest at the Adjusted LIBOR Rate beginning on the first day of the next succeeding Interest Period. Notwithstanding any provision of this Note to the contrary, in no event shall Borrower have the right to elect to have the Loan bear interest at either the Adjusted LIBOR Rate or the Adjusted Alternative Rate.

(d)           All payments made by Borrower hereunder shall be made free and clear of, and without any deduction or withholding for or on account of any Income Taxes, except as required by applicable law. If any Income Taxes are required to be withheld by Borrower from any amounts payable to Lender hereunder, the Borrower shall withhold such amounts and timely pay over the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and to the extent such Income Taxes are Indemnified Taxes, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3(d)) Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made. Whenever any Income Tax is payable pursuant to applicable law by Borrower, as promptly as possible thereafter, Borrower shall send to Lender an original official receipt, if available, or certified copy thereof, or such other evidence of payment reasonably acceptable to Lender, showing timely payment in full of such Income Tax. Borrower shall indemnify Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.2(d)) payable or paid by Lender or required to be withheld or deducted from a payment to Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error.

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(e)           If any requirement of law or any change therein, or in the interpretation or application thereof, shall hereafter make it unlawful for Lender in good faith to make or maintain the Loan bearing interest at the Adjusted LIBOR Rate, (i) any obligation of Lender hereunder to make the Loan bearing interest at the Adjusted LIBOR Rate shall be canceled forthwith and (ii) the Loan shall automatically bear interest at the Adjusted Alternative Rate on the next succeeding Interest Period or within such earlier period as required by law. Borrower hereby agrees promptly to pay Lender, upon demand, any additional amounts necessary to compensate Lender for any costs incurred by Lender in making any conversion in accordance with this Note, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the Loan hereunder. Upon written demand from Borrower, Lender shall demonstrate in reasonable detail the circumstances giving rise to Lender’s determination and the calculation substantiating the Adjusted Alternative Rate and any additional costs incurred by Lender in making the conversion, which, upon written notice thereof from Lender, as certified to Borrower, shall be conclusive absent manifest error. In the event Lender shall determine in its good faith (which determination shall be conclusive and binding upon Borrower) that the aforesaid circumstances no longer exist, the Applicable Interest Rate shall be converted to the Adjusted LIBOR Rate effective as of the first Determination Date which occurs at least ten (10) Working Days after such determination by Lender.

(f)            In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance in good faith by Lender with any request or directive (whether or not having the force of law) hereafter issued by any central bank or other Governmental Authority:

(i)           shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR hereunder;

(ii)          shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material; or

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(iii)         shall hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the cost (including costs attributable to taxes other than Indemnified Taxes and Excluded Taxes) to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material, as determined by Lender. If Lender becomes entitled to claim any additional amounts pursuant to this Section 3(f), Lender shall provide Borrower with not less than ten (10) days’ prior written notice specifying in reasonable detail the event or circumstance by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error. This provision shall survive payment of this Note and the satisfaction of all other obligations of Borrower under this Note and the other Loan Documents.

(g)           Borrower agrees to indemnify Lender and to hold Lender harmless from any Breakage Costs. This provision shall survive payment of this Note and the satisfaction of all other obligations of Borrower under the Loan Documents.

(h)           Lender shall not be entitled to claim compensation pursuant to this Article 3 for any Indemnified Taxes, increased cost or reduction in amounts received or receivable hereunder, or any reduced rate of return, which was incurred or which accrued more than the earlier of (i) ninety (90) days before the date Lender notified Borrower of the change in law or other circumstance on which such claim of compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Article 3, which statement shall be conclusive and binding upon all parties hereto absent manifest error, or (ii) any earlier date provided that Lender notified Borrower of such change in law or circumstance and delivered the written statement referenced in clause (i) within one hundred eighty (180) days after Lender received written notice of such change in law or circumstance.

(i)            Lender will use reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of the Adjusted LIBOR Rate and to avoid or reduce any increased or additional costs payable by Borrower under this Article 3, including, if requested by Borrower, a transfer or assignment of the Loan to a branch or office of Lender in another jurisdiction, or a re-designation of its lending office with respect to the Loan, in order to maintain the availability of the Adjusted LIBOR Rate or to avoid or reduce such increased or additional costs, provided that the transfer or assignment or re-designation (i) would not result in any additional costs, expenses or risk to Lender that are not reimbursed by Borrower and (ii) would not be disadvantageous in any other respect to Lender as determined by Lender in its sole discretion.

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ARTICLE 4. DEFAULT AND ACCELERATION

(a)           The whole of (a) the principal sum of this Note, (b) interest, default interest, late charges, the Exit Fee and other sums, as provided in this Note or the other Loan Documents, (c) all other monies agreed or provided to be paid by Borrower in this Note or the other Loan Documents, (d) all sums advanced pursuant to the Security Instrument to protect and preserve the Property (defined below) and the lien and the security interest created thereby, and (e) all sums advanced and costs and expenses incurred by Lender in connection with the Debt (defined below) or any part thereof, any renewal, extension, or change of or substitution for the Debt or any part thereof, or the acquisition or perfection of the security therefor, whether made or incurred at the request of Borrower or Lender (all the sums referred to in (a) through (e) above shall collectively be referred to as the “Debt”) shall without notice become immediately due and payable at the option of Lender upon the occurrence of an Event of Default.

ARTICLE 5. DEFAULT INTEREST

Borrower does hereby agree that upon the occurrence of an Event of Default, Lender shall be entitled to receive and Borrower shall pay interest on the entire unpaid principal sum at a rate equal to the lesser of (a) five percent (5%) plus the Applicable Interest Rate and (b) the maximum interest rate which Borrower may by law pay (the “Default Rate”). The Default Rate shall be computed from the occurrence of an Event of Default until the earlier of the date upon which the Event of Default is cured or the date upon which the Debt is paid in full. Interest calculated at the Default Rate shall be added to the Debt and shall be deemed secured by the Security Instrument. Nothing in this Article 5 shall be construed as an agreement or privilege to extend the date of the payment of the Debt nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of an Event of Default.

ARTICLE 6. PREPAYMENT

(a)           Borrower may prepay the Loan in whole but not in part; provided, however, with respect to any prepayment, (i) no Default or Event of Default exists; (ii) Borrower gives Lender not less than thirty (30) and not more than ninety (90) days’ prior written notice specifying the date of prepayment and the amount of the Loan that Borrower intends to prepay; and (iii) Borrower pays to Lender, in addition to the outstanding principal amount of the Loan to be prepaid, (A) if the prepayment is not made on a Payment Date, all interest which would have accrued on the amount of such prepayment through and including the Payment Date next occurring following the date of such prepayment; (B) all other sums then due and payable under this Note and the other Loan Documents, including, but not limited to, the Breakage Costs and all of Lender’s costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with such prepayment, (C) if the prepayment of the Loan occurs prior to the eighteenth (18th) Payment Date, an amount (together with the amount described in clause (B) above, the “Prepayment Consideration”) equal to all then-scheduled monthly payments through and including the eighteenth (18th) Payment Date (with such payments computed, solely for purposes of computing the Prepayment Consideration, utilizing the Applicable Interest Rate in effect for the Interest Period during which the date of prepayment occurs); and (iv) Borrower pays to Lender the Exit Fee. If a notice of prepayment is given by Borrower to Lender pursuant to this Article 6, the amount designated for prepayment and the other sums required under this Article 6 shall be due and payable on the prepayment date specified in such notice. No tender of a prepayment with respect to which the Prepayment Consideration is due shall be effective unless such prepayment is accompanied by the Prepayment Consideration.

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(b)           Full or partial prepayments of this Note shall be permitted in order to apply insurance or condemnation proceeds in accordance with the terms of the Security Instrument, in which event no prepayment fee or premium shall be due, provided that payment of the Exit Fee applicable to such prepayment shall be required. Any such prepayment of principal shall be applied on the next succeeding Payment Date following Lender’s receipt of such insurance or condemnation proceeds and determination to apply such sums against the outstanding principal balance of this Note in accordance with the terms of the Security Instrument. No notice of prepayment shall be required under the circumstances specified in this Section 6(b).

(c)           Following an Event of Default and acceleration of this Note, if Borrower or anyone on Borrower’s behalf makes a tender of payment of the amount necessary to satisfy the indebtedness evidenced by this Note and secured by the Security Instrument at any time prior to foreclosure sale (including, but not limited to, sale under power of sale under the Security Instrument), or during any redemption period after foreclosure, the tender of payment shall constitute an evasion of Borrower’s obligation to pay any Prepayment Consideration due under this Note and such payment shall, therefore, to the maximum extent permitted by law, include a premium equal to the Prepayment Consideration that would have been payable on the date of such tender had this Note not been so accelerated.

(d)           The Exit Fee shall be due and payable on the earlier of (i) the date when the outstanding principal balance of this Note is paid in full, (ii) the Maturity Date, and (iii) the date on which the Debt shall have become immediately due and payable at the option of Lender pursuant to the terms and provisions of the Loan Documents after the occurrence of an Event of Default. The Partial Prepayment Exit Fee is due and payable on the date when a portion of the unpaid principal balance of this Note is pad to Lender. The Exit Fee and the Partial Prepayment Exit Fee, as applicable, are deemed earned in full on the date hereof notwithstanding the timing of its required payment as herein provided above. No tender of a prepayment of this Note with respect to which an Exit Fee is due shall be effective unless such prepayment is accompanied by the Exit Fee. If the Debt shall have been declared due and payable by Lender pursuant to Article 4 hereof, then any tender of payment of the Debt must include the Exit Fee. Borrower’s obligation to pay the Exit Fee shall be reduced by any Partial Prepayment Exit Fee previously paid by Borrower to Lender pursuant to this Note, such that the maximum total amount payable to Lender shall equal 0.25% of the original principal amount of the Note.

(e)           Notwithstanding the foregoing, Borrower may prepay the Loan in part in connection with a Release or an Extension Option provided that (i) Borrower pay to Lender the Partial Prepayment Exit Fee, (ii) Borrower pay to Lender the Prepayment Consideration, (iii) all other terms and conditions required herein in connection with such Release or Extension Option are satisfied.

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ARTICLE 7. SECURITY

This Note is secured by the Security Instrument and the other Loan Documents. The term “Security Instrument” means the Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of the date hereof (as the same may be amended, restated, supplemented, or otherwise modified from time to time) in the principal sum of SIXTY TWO MILLION TWO HUNDRED FORTY FIVE THOUSAND AND 00/100 DOLLARS ($62,245,000.00) given by Borrower to (or for the benefit of) Lender, as security for the Debt and other obligations covering the leasehold estate of Crowne Plaza Borrower in the Crowne Plaza Property (as defined in the Security Instrument), and the fee simple estate of Holiday Inn Borrower and Hilton Borrower in the Holiday Inn Property (as defined in the Security Instrument) and Hilton Property (as defined in the Security Instrument), respectively and intended to be duly recorded in Maricopa County, Arizona. The term “Loan Documents” as used in this Note shall mean all and any of the documents including this Note or the Security Instrument now or hereafter executed and/or delivered by Borrower and/or others and by or in favor of Lender, in connection with the Loan, as the same may be amended, restated, supplemented, or otherwise modified from time to time. All of the terms, covenants and conditions contained in the Security Instrument and the other Loan Documents are hereby made part of this Note to the same extent and with the same force as if they were fully set forth herein.

ARTICLE 8. SAVINGS CLAUSE

This Note is subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance due hereunder at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the maximum interest rate which Borrower is permitted by applicable law to contract or agree to pay. If by the terms of this Note, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of such maximum rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the Debt, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of this Note until payment in full so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate of interest from time to time in effect and applicable to the Debt for so long as the Debt is outstanding.

ARTICLE 9. LATE CHARGE

If any sum payable under this Note or any of the Loan Documents is not paid on or before the fifth (5th) day after the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of the unpaid sum or the maximum amount permitted by applicable law to defray the expenses incurred by Lender in handling and processing the delinquent payment and to compensate Lender for the loss of the use of the delinquent payment and the amount shall be secured by the Security Instrument and the other Loan Documents. Notwithstanding the foregoing to the contrary, in no event will the late charge provided herein apply to the balloon payment of principal and interest due upon the Maturity Date.

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ARTICLE 10. NO ORAL CHANGE

This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Borrower or Lender, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

ARTICLE 11. JOINT AND SEVERAL LIABILITY

If Borrower consists of more than one person or party, the obligations and liabilities of each person or party shall be joint and several.

ARTICLE 12. WAIVERS

Borrower and all others who may become liable for the payment of all or any part of the Debt do hereby severally waive presentment and demand for payment, notice of dishonor, protest and notice of protest and nonpayment and all other notices of any kind. No release of any security for the Debt or extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of the Loan Documents made by agreement between Lender or any other person or party shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Borrower, and any other person or entity who may become liable for the payment of all or any part of the Debt, under this Note or the other Loan Documents. No notice to or demand on Borrower shall be deemed to be a waiver of the obligation of Borrower or of the right of Lender to take further action without further notice or demand as provided for in the Loan Documents. If Borrower is a partnership, the agreements herein contained shall remain in force and applicable, notwithstanding any changes in the individuals comprising the partnership. If Borrower is a corporation, the agreements contained herein shall remain in full force and applicable notwithstanding any changes in the shareholders comprising, or the officers and directors relating to, the corporation. If Borrower is a limited liability company, the agreements contained herein shall remain in full force and applicable notwithstanding any changes in the members comprising, or the managers, officers or agents relating to, the limited liability company. The term “Borrower”, as used herein, shall include any alternate or successor partnership, corporation, limited liability company or other entity or person to the Borrower named herein, but any predecessor partnership (and their partners), corporation, limited liability company, other entity or person shall not thereby be released from any liability. Nothing in this Article 12 shall be construed as a consent to, or a waiver of, any prohibition or restriction on transfers of interests in such partnership, corporation or limited liability company which may be set forth in the Security Instrument or any other Loan Document.

ARTICLE 13. SECONDARY MARKET

The provisions of Article 19 of the Security Instrument are incorporated herein by reference with the same force as if fully set forth herein.

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ARTICLE 14. WAIVER OF TRIAL BY JURY

BORROWER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN EVIDENCED BY THIS NOTE, THE APPLICATION FOR THE LOAN EVIDENCED BY THE LOAN DOCUMENTS OR ANY ACTS OR OMISSIONS OF LENDER, ITS OFFICERS, EMPLOYEES, DIRECTORS OR AGENTS IN CONNECTION THEREWITH.

ARTICLE 15. EXCULPATION

(a)           Except as otherwise provided herein, in the Security Instrument or in the other Loan Documents, Lender shall not enforce the liability and obligation of Borrower, to perform and observe the obligations contained in the Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower or any partner or member of Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon the Loan Documents, and the interests in the Property; and any other collateral given to Lender pursuant to the Security Instrument and other Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower or any partner or member of Borrower only to the extent of Borrower’s interest in the Property and in any other collateral given to Lender, and Lender, by accepting this Note, the Security Instrument and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower or any partner or member of Borrower, in any such action or proceeding, under or by reason of or in connection with the Loan Documents. The provisions of this paragraph shall not, however, (A) constitute a waiver, release or impairment of any obligation evidenced or secured by the Loan Documents; (B) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Security Instrument; (C) affect the validity or enforceability of any guaranty or environmental indemnity made in connection with the Loan Documents; (D) impair the right of Lender to obtain the appointment of a receiver; (E) impair the enforcement of any assignment; or (F) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:

(i)           fraud or intentional misrepresentation by any or on behalf of any Borrower Related Party (as defined below) in connection with the Loan, made in order to induce Lender to make the Loan;

(ii)          the gross negligence or willful misconduct of any Borrower Related Party in connection with the Loan or the Property;

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(iii)         the removal or disposal by a Borrower Related Party of any portion of the Property (other than normal replacement of Personal Property) or any other collateral given to secure the Loan after the occurrence of an Event of Default;

(iv)         the misapplication or conversion by any Borrower Related Party of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Property, (B) any awards or other amounts received in connection with the condemnation of all or a portion of the Property, (C) any monies disbursed to Borrower or Manager under the Cash Management Agreement, (D) any Rents or other receipts, revenues, income and proceeds for the sales or services of every kind received by Borrower or Manager (on behalf of Borrower) following an Event of Default, or (E) any Rents paid more than one month in advance by Tenants under Leases;

(v)          failure to pay Taxes (provided that the liability of Borrower shall be only for amounts in excess of the amount held by Lender in escrow for the payment of Taxes), assessments, charges for labor or materials or other charges that can create liens on any portion of the Property, unless the income generated by the Property for the applicable period is insufficient to pay all of Borrower’s current liabilities (including such amounts for Taxes, assessments or charges on the Property);

(vi)         any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Lender prior to or upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases or booking agreements prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;

(vii)        any intentional physical waste of the Property or other collateral securing the Loan resulting from the action or inaction of any Borrower Related Party which materially adversely affects the value of the Property, except that if (a) the Property failed to generate sufficient cash flow after payment of current liabilities, or Lender did not make such cash flow available to Borrower, to remedy or avoid such waste during the period in question, or (b) following a casualty or condemnation, the insurance proceeds of the condemnation awards are not made available to Borrower to remedy such waste;

(viii)       failure of any Borrower Related Party or Manager (acting at the direction of any Borrower Related Party) to direct the payment of, or pay any Rents or other receipts, revenues, income and proceeds for the sales or services of every kind received by Borrower or Manager (on behalf of Borrower) to, the Clearing Account (as defined in the Cash Management Agreement) as required by the Loan Documents;

(ix)         the failure of any Borrower Related Party or Manager (acting at the direction of any Borrower Related Party) to apply monies disbursed to it as loan proceeds or from the Cash Management Account (as defined in the Cash Management Agreement) (or any sub-account thereof) for the purpose which such disbursement is made;

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(x)          a breach of the covenants set forth in Section 4.3 of the Security Instrument;

(xi)         Borrower’s failure to obtain and/or maintain the Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement, as applicable, as required herein;

(xii)        any termination (other than at the direction of Lender) of the Management Agreement, or the failure of Borrower to appoint a new Manager upon the request of Lender as permitted under and in accordance with the terms of the Loan Documents;

(xiii)       any comfort letter, side letter, promissory note or any other liability associated with any key money, liquidated damages, termination fee or other indebtedness or obligation (other than for services provided for the benefit of Lender) to any manager or franchisor (whether debt or equity) under any franchise agreement, management agreement, key money agreement or any other agreement related thereto, including, without limitation, the Management Agreement, the Franchise Agreement and the Conditional Assignment of Management Agreement between Borrower, Lender and Manager, dated as of the date hereof;

(xiv)       any failure by Borrower or Manager to reasonably cooperate with Lender in the transfer of the liquor license for the Property, if any, to Lender, or its designee, in connection with a foreclosure or deed in lieu of foreclosure of the Property;

(xv)        the failure of Borrower to appoint a new manager of the Property upon the written request of Lender as permitted under and in accordance with the terms of the Loan Documents;

(xvi)       the failure of Borrower to deposit with Lender or to otherwise pay any Seasonality Reserve Deficiency in the Seasonality Reserve (as such terms are defined in the Reserve Agreement); or

(xvii)      the forfeiture by Borrower of the Property as a result of any criminal acts of any Borrower Related Party.

(b)           Notwithstanding anything to the contrary in the Loan Documents (A) the Debt shall be fully recourse to Borrower; and (B) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, in the event that:

(i)          Any Borrower files a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;

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(ii)         An involuntary petition is filed against any Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by any Borrower Related Party, or any Borrower Related Party arranges, induces, finances, solicits, colludes with others for, or solicits or causes to be solicited petitioning creditors for the filing by any Person(s) of any involuntary petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;

(iii)         any Borrower Related Party files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;

(iv)         any Borrower Related Party consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Property or colludes with or otherwise assists any Person in filing such application;

(v)          any Borrower makes an assignment for the benefit of creditors, or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due;

(vi)         a breach of the covenants set forth in Section 4.3 of the Security Instrument (other than Section 4.3(h) or (r)), provided, however, with respect to a breach of any of the covenants by Borrower described in Sections 4.3(d), (f), (i), (j), (l), (o), (p), or (q), the foregoing recourse shall only be triggered if in connection with a pending bankruptcy or insolvency proceeding a court of competent jurisdiction has ordered the substantive consolidation of the assets and liabilities of Borrower with any other Person;

(vii)        any Borrower fails to obtain Lender’s prior written consent to any indebtedness or voluntary lien encumbering the Property, other than any mechanics’ or materialmen’s liens which are being properly contested in accordance with the provisions of the Security Instrument or have been removed;

(viii)       any Borrower fails to obtain Lender’s prior written consent to any Transfer, as required by (and in accordance with) the Security Instrument; or

(ix)         any Borrower Related Party in connection with any enforcement action or exercise or assertion of any right or remedy in accordance with applicable law (each, an “Action”) by or on behalf of Lender under or in connection with this Note or any other Loan Document resulting from an Event of Default, acts in a manner so as to impede or delay Lender’s rights in connection with any Action, or seeks to raise or raises an affirmative defense or other defense, non-compulsory counterclaim, offset, judicial intervention or injunctive or other equitable relief of any kind, or asserts in a pleading filed in connection with a judicial proceeding arising from such Event of Default any defense against Lender or any right in connection with any security for the Loan (each an “Interference Event”); provided, however, that notwithstanding the foregoing, the filing by Borrower or Guarantor of a legal action or defense to Lender’s exercise of its remedies shall not be deemed to be an Interference Event if it is filed in good faith to assert a material defense to such exercise which has a reasonable basis in fact and in law (including, without limitation, defenses arising from good faith disputes as to the existence or non-existence of any Event of Default), and if it does not seek to challenge the validity of the liens of any of the Loan Documents or the enforceability under applicable law of the Loan Documents taken as a whole;

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(x)          the Ground Lease (as defined in the Security Instrument) is terminated, cancelled or otherwise ceases to exist or the Renewal Deadline (as hereinafter defined) occurs and Lender has not received evidence acceptable to Lender of the renewal of the Ground Lease in accordance with its terms. or

(xi)         the Franchise Agreement (as defined in the Security Instrument) (or the right to operate the Property thereunder) shall expire, or be cancelled, surrendered or terminated.

For purposes of this Article 15, “Borrower Related Party” shall mean Borrower, Guarantor, any Affiliate of Borrower or Guarantor, or Heavlin Management Company, LLC, an Arizona limited liability company (“Heavlin”), or any Affiliate of Heavlin, and “Affiliate” shall mean, with respect to a Person, another Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Person in question. The term “control” as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person, whether through the ownership of voting securities, by contract or otherwise.

ARTICLE 16. AUTHORITY

Borrower (and the undersigned representative of Borrower, if any) represents that Borrower has full power, authority and legal right to execute and deliver the Loan Documents and that the Loan Documents constitute valid and binding obligations of Borrower.

ARTICLE 17. APPLICABLE LAW

THIS NOTE WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY BORROWER AND ACCEPTED BY LENDER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THIS NOTE WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS NOTE AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT TO THE LOAN DOCUMENTS WITH RESPECT TO THE PROPERTY AND THE DETERMINATION OF DEFICIENCY JUDGMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, TO THE FULLEST EXTENT PERMITTED BY LAW, EXCEPT AS EXPRESSLY SET FORTH HEREIN, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS NOTE, AND THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

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ARTICLE 18. SERVICE OF PROCESS

ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS NOTE MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

CT CORPORATION SYSTEM
111 EIGHTH AVENUE
NEW YORK, NEW YORK 10011

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

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ARTICLE 19. COUNSEL FEES

In the event that it should become necessary to employ counsel to collect the Debt or to protect or foreclose the security therefor, Borrower also agrees to pay all reasonable fees and expenses of Lender, including, without limitation, reasonable attorney’s fees for the services of such counsel whether or not suit be brought.

ARTICLE 20. NOTICES

All notices required or permitted hereunder shall be given and shall become effective as provided in Article 16 of the Security Instrument.

ARTICLE 21. MISCELLANEOUS

(a)           Wherever pursuant to this Note (i) Lender exercises any right given to it to approve or disapprove, (ii) any arrangement or term is to be satisfactory to Lender, or (iii) any other decision or determination is to be made by Lender, the decision of Lender to approve or disapprove, all decisions that arrangements or terms are satisfactory or not satisfactory and all other decisions and determinations made by Lender, shall be in the sole and absolute discretion of Lender and shall be final and conclusive, except as may be otherwise expressly and specifically provided herein.

(b)           Wherever pursuant to this Note it is provided that Borrower pay any costs and expenses, such costs and expenses shall include, but not be limited to, reasonable legal fees and disbursements of Lender, whether retained firms, the reimbursement for the expenses of in-house staff, or otherwise.

(c)           Each Lender, including each person that becomes a Lender and any participant in the Note, that is a U.S. Person shall deliver to Borrower on or prior to the date on which such person becomes Lender or acquires an interest in the Note (and from time to time thereafter upon the reasonable request of Borrower), executed originals of IRS Form W-9 certifying that such Lender is not subject to U.S. federal backup withholding tax. Each Lender, including each person that becomes a Lender and any participant in the Note, that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by Borrower) on or prior to the date on which such person becomes Lender or acquires an interest in the Note (and from time to time thereafter upon the reasonable request of Borrower), whichever of the following is applicable: (i) in the case of a person claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Income Tax pursuant to the “business profits” or “other income” article of such tax treaty; (ii) executed originals of IRS Form W-8ECI; (iii) in the case of a person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such person is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”), and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or (iv) to the extent a person is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable.

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(d)           If a payment made to a Lender, including each person that becomes a Lender and any participant in the Note, under any Loan Document would be subject to U.S. federal withholding Income Tax imposed by FATCA if such person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such person shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with their obligations under FATCA, to determine that such Lender or participant, has complied with its obligations under FATCA, and to determine the amount to deduct and withhold from such payment pursuant to FATCA, if any. Solely for purposes of this Section 21(d), “FATCA” shall include any amendments made to FATCA after the date of this Note.

(e)           Any documentation required to be provided by a participant under Section 21(c) or (d) may be provided to the participating Lender instead of Borrower.

ARTICLE 22. INTEREST RATE CAP AGREEMENT

(a)           Prior to or contemporaneously with Borrower’s execution and delivery of this Note and the commencement of any Extension Term, Borrower shall enter into an Interest Rate Cap Agreement with a LIBOR strike price equal to the Strike Price. The initial term for the Interest Rate Cap Agreement shall be for two (2) years scheduled to mature on October 5, 2020. Not later than five (5) Business Days prior to the maturity of the Interest Rate Cap Agreement, Borrower shall purchase a Replacement Interest Rate Cap Agreement from an Acceptable Counterparty which Replacement Interest Rate Cap Agreement shall be effective commencing on October 5, 2020 and shall have a maturity date not earlier than the Initial Maturity Date, and on such terms and conditions as set forth in Article 22 herein. The Interest Rate Cap Agreement (i) shall at all times be in a form and substance reasonably acceptable to Lender, (ii) shall at all times be with an Acceptable Counterparty, (iii) shall direct such Acceptable Counterparty to deposit directly to Lender pursuant to its instructions any amounts due Borrower under such Interest Rate Cap Agreement so long as any portion of the Debt exists, provided that the Debt shall be deemed to exist if the Property is transferred by judicial or non-judicial foreclosure or deed-in-lieu thereof, (iv) shall be for a period equal to the term of the Loan, except as otherwise set forth herein, and (v) shall at all times have a notional amount equal to or greater than the principal balance of the Loan and shall at all times provide for the applicable Strike Price. Borrower’s failure to timely provide such Replacement Interest Rate Cap Agreement(s) in accordance with this Section 22(a) shall be an immediate Event of Default hereunder. Borrower shall collaterally assign to Lender, pursuant to the Collateral Assignment of Interest Rate Cap Agreement (as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “Assignment of Interest Rate Cap Agreement”), all of its right, title and interest to receive any and all payments under the Interest Rate Cap Agreement, and shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments be deposited directly to Lender pursuant to its instructions and shall notify the Acceptable Counterparty of such assignment).

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(b)           Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Acceptable Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be deposited immediately into such account as specified by Lender. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Acceptable Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

(c)           In the event of any downgrade or withdrawal of the rating of the Acceptable Counterparty by any Rating Agency, Borrower shall cause the Acceptable Counterparty to either (i) replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement, (ii) provide a guaranty of Counterparty’s obligations under the Interest Rate Cap Agreement from an entity that meets the requirements of an Acceptable Counterparty, or (iii) post sufficient collateral to secure its obligations under the Interest Rate Cap Agreement, in each case not later than thirty (30) Business Days following receipt of notice from Lender of such downgrade or withdrawal.

(d)           In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement or fails to maintain the Interest Rate Cap Agreement in accordance with the terms and provisions of this Note, Lender may purchase the Interest Rate Cap Agreement and the cost incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(e)           In connection with the Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender an opinion from counsel (which counsel may be in house counsel for the Acceptable Counterparty) for the Acceptable Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:

(i)           the Acceptable Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement;

(ii)          the execution and delivery of the Interest Rate Cap Agreement by the Acceptable Counterparty, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

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(iii)         all consents, authorizations and approvals required for the execution and delivery by the Acceptable Counterparty of the Interest Rate Cap Agreement, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(iv)         the Interest Rate Cap Agreement, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Acceptable Counterparty and constitutes the legal, valid and binding obligation of the Acceptable Counterparty, enforceable against the Acceptable Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

ARTICLE 23. EXTENSION OF MATURITY DATE

(a)           Borrower shall have two (2) options (“First Extension Option” and “Second Extension Option”, respectively, and each, an “Extension Option”) to extend the Initial Maturity Date to October 5, 2022 (the “First Extended Maturity Date”), and to extend the First Extended Maturity Date to October 5, 2023 (the “Second Extended Maturity Date”), respectively, upon satisfaction of the following terms and conditions:

(i)           no Default or Event of Default shall have occurred and be continuing on the date that the applicable Extension Option is exercised and on the date that the applicable Extension Term commences;

(ii)          Borrower shall have provided Lender with written notice of its election to extend the Maturity Date, as aforesaid, not later than thirty (30) days and not earlier than one hundred twenty (120) days prior to the date of the then current Maturity Date. Once given, such notice shall be irrevocable;

(iii)         if the Interest Rate Cap Agreement is scheduled to mature prior to the Initial Maturity Date, with respect to the First Extension Option, or the First Extended Maturity Date, with respect to the Second Extension Option, Borrower shall have obtained and delivered to Lender not later than five (5) Business Days prior to the first day of applicable Extension Term, one or more Replacement Interest Rate Cap Agreements from an Acceptable Counterparty which Replacement Interest Rate Cap Agreement shall be effective commencing on the first date of such Extension Term and shall have a termination date not earlier than the First Extended Maturity Date with respect to the exercise of the First Extension Option, and the Second Extended Maturity Date with respect to the exercise of the Second Extension Option;

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(iv)         Borrower shall have delivered to Lender, together with its notice pursuant to Section 23(a)(ii), and at Lender’s reasonable request on the first day of the applicable Extension Term, an Officer’s Certificate, in form and substance acceptable to Lender, executed by an authorized officer of Borrower, certifying that each of the representations and warranties of Borrower contained in this Note and the other Loan Documents is true, complete and correct as of the date of such Officer’s Certificate to the extent such representations and warranties are not matters which by their nature can no longer be true and correct as a result of the passage of time;

(v)          Borrower shall have paid the applicable Extension Fee to Lender in connection with the exercise of each Extension Option, which Extension Fee shall be deemed earned by Lender and non-refundable upon receipt;

(vi)         the Debt Service Coverage Ratio for the Property for the twelve (12) full calendar months ending on the last day of the month preceding the month in which the applicable Extension Term commences shall be equal to or greater than 1.30 to 1.0;

(vii)        the Loan to Value Ratio of the Property shall be equal to or less than seventy percent (70%);

(viii)       the Debt Yield of the Property shall be equal to or greater than eleven and one quarter percent (11.25%).

(ix)         in addition to the monthly Debt Service payable on each Payment Date, during any Extension Term, Borrower shall make monthly principal amortization payments on the Loan on each Payment Date as set forth in Sections 2(a)(iii) and (iv) above.

(b)           Notwithstanding the foregoing, in the event (vi), (vii), and (viii) hereof, are not satisfied, Borrower may prepay a portion of the Loan, subject to Article 6 herein, in such amount necessary so that the conditions hereof are satisfied (an “Extension Prepayment”).

ARTICLE 24. ADVANCES GENERALLY

(a)           Subject to and upon the terms and conditions set forth herein, the Loan shall be made in a series of Advances and shall consist of (i) the Initial Advance being made on the Closing Date, and (ii) the Earn Out Advances in an aggregate amount of up to FIVE MILLION SEVEN HUNDRED SEVENTY FIVE THOUSAND AND 00/100 DOLLARS ($5,775,000.00) (the “Earn Out Portion”). Lender’s obligation to make Earn Out Advances after the date hereof is subject to Borrower’s request and the applicable terms, conditions and limitations set forth in this Note. Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

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(b)           Any amount borrowed and repaid hereunder in respect of the Loan may not be re borrowed.

ARTICLE 25. EARN OUT ADVANCES

(a)           Subject to the provisions hereof, following the receipt of a Request, which Request must be delivered to Lender at least fifteen (15) days prior to the Payment Date on which a proposed Earn Out Advance is requested to be made, Lender shall make Earn Out Advances from time to time (but not more often than once per calendar month and only on a Payment Date) provided, however, in no event shall the aggregate amount of Earn Out Advances exceed the Earn Out Portion.

(b)           Lender’s obligation to make any Earn Out Advance shall be subject to the satisfaction of each of the following conditions precedent to such Earn Out Advance:

(i)           Both immediately prior to the making of such Earn Out Advance and also after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(ii)          The representations and warranties made by Borrower and Guarantor in the Loan Documents and in any guaranty or indemnity shall be true and correct on and as of the date of the making of such Earn Out Advance with the same force and effect as if made on and as of such date;

(iii)         Lender shall have received (i) a notice of title continuation or title endorsement, as appropriate, showing that since the making of any prior Advance there has been no change in the state of title to the Property and no survey exceptions with respect to the Property not theretofore approved by Lender, provided, Borrower shall not be required to obtain a survey or update any existing survey in connection with any Earn Out Advance, and that no mechanic’s Liens or other Liens have been filed and remain filed with respect to the Property other than Permitted Encumbrances, and (ii) an endorsement to the title insurance policy issued to Lender, which endorsement shall have the effect of (A) updating the date of such title insurance policy to the date of the making of such Earn Out Advance, and (B) increasing the coverage of such title insurance policy by an amount equal to the amount of the Earn Out Advance then being made;

(iv)        All fees and expenses payable to Lender, to the extent then due and payable, shall have been (or contemporaneously are being) paid in full and all title premiums and other title and survey charges shall have been (or contemporaneously are being) paid in full; and

(v)         Lender shall have received, together with the Request submitted by Borrower with respect to such Earn Out Advance, the financial statements, certificates, reports and/or information required to Section 3.11 of the Security Instrument, and such other documents relating to such Earn Out Advance as Lender may reasonably request.

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(c)           Lender will promptly disburse the Earn Out Advance after satisfaction by Borrower of the requirements in Section 25(b) above.

(d)           Notwithstanding Lender’s receipt of a Request, in no event shall Lender have any obligation to make the Earn Out Advance requested therein to the extent such Earn Out Advance is in an amount less than $100,000.00, except with respect to an Earn Out Advance requested to be made on the Last Advance Date.

(e)           Notwithstanding anything to the contrary herein, each Earn Out Advance shall be further limited as follows:

(i)           the Earn Out Portion shall be limited by reference to an Earn Out Allocation (as defined on Schedule A) for each Individual Property that has not been the subject of a Release. For avoidance of doubt, Earn Out Portion is secured by the Security Instrument, and the Earn Out Allocations are used solely for the purposes of determining the amount of each Earn Out Advance.

(ii)          Each Earn Out Advance constituting all or a portion of the Earn Out Allocation, when advanced, shall (x) not cause the Debt Yield (determined for the purposes of this clause (x) clause only, solely with reference to the Allocated Loan Amount (to the extent advanced) and Net Operating Income allocated to the Individual Property to which an Earn Out Allocation applies) to be less than 11.50%, and (y) not to cause the Loan to Value Ratio (determined for the purposes of this clause (y) only, solely with reference to the Allocated Loan Amount allocated to the Individual Property to which an Earn Out Allocation applies and the value of such Individual Property) to be greater than 70%, and

(iii)         Each Earn Out Advance constituting all or a portion of an Earn Out Allocation, when advanced (x) shall not cause the Debt Yield to be less than 11.5% (determined with reference to the then outstanding principal balance of the Note and all Individual Properties that have not been the subject of a Release), and (y) shall not cause the Debt Yield (determined for the purposes of this clause (y) only, solely with referenced to the Allocated Loan Amount of each Individual Property and the Net Operating Income for each such Individual Property) to be less than 10.75% for any Individual Property.

ARTICLE 26. PARTIAL RELEASES OF INDIVIDUAL PROPERTIES

(a)           Release of Individual Properties. Except as set forth in this Article 26, no repayment or prepayment of all or any portion of this Note shall cause, give rise to a right to require, or otherwise result in, the release of the lien of any Security Instrument.

(b)           Partial Releases. Notwithstanding anything to the contrary set forth in this Note or the other Loan Documents, in the event that any Individual Borrower desires to refinance one or more of the Individual Properties (each such refinance, a “Property Refinance”) or sell one or more of the Individual Properties to a bona fide third party purchaser who is not an Affiliate of Borrower or any Individual Borrower (each such sale or Property Refinance, a “Property Sale”), Individual Borrowers shall have the right without violating the Loan Documents, to refinance or sell such Individual Property or Individual Properties and obtain a release of such Individual Property or Individual Properties from the lien of the applicable Security Instrument and the other Loan Documents encumbering such Individual Property or Individual Properties (a “Release”), provided that all of the following conditions shall be satisfied with respect to such Property Sale:

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(i)           The Individual Borrowers shall have submitted to Lender a written request for release relating to such Property Sale (each, a “Sale Request”) at least thirty (30) days prior to the proposed Property Sale, which Sale Request (i) shall specify the Individual Property or Individual Properties that the Individual Borrowers intend to sell or refinance (collectively, the “Sale Request Properties”) and state the anticipated closing date of such Property Sale or Property Refinance, and (ii) shall include an Officer’s Certificate providing a certification that as of the date of the Sale Request, no Default or Event of Default has occurred and is continuing;

(ii)          The Individual Borrowers shall have paid, or shall have arranged to be paid contemporaneously with the closing of the Property Sale, to Lender, and Lender shall have received by wire transfer of immediately available federal funds, in addition to the Release Price, the applicable Prepayment Consideration, based on the Release Price to be paid to Lender as determined by Article 26;

(iii)         In addition to the amount set forth in the preceding clause (ii), Borrowers shall have paid, or shall have arranged to be paid, contemporaneously with the closing of the Property Sale, to Lender, and Lender shall have received by wire transfer of immediately available federal funds, an amount equal to the sum of (i) the Release Price for the Sale Request Properties, the proceeds of which Release Price, shall be applied to prepay the Debt in accordance with Article 26; plus (ii) all accrued and unpaid interest on said amounts prepaid in accordance with the terms of this Note, plus (iii) if such prepayment occurs on a day other than a Payment Date, interest under the Loan on the amount so prepaid to, but not including, the next succeeding Payment Date, plus (iv) the Partial Prepayment Exit Fee for the portion of the principal being prepaid in accordance with Article 26;

(iv)         The Individual Borrowers shall have paid, in connection with the Sale Request Properties, all of the actual out of pocket reasonable third party legal fees and actual out of pocket reasonable third party expenses incurred by Lender in connection with reviewing and processing each such Sale Request, whether or not any Property Sale which is the subject of a Sale Request actually closes;

(v)          No Default or Event of Default shall have occurred and be continuing at the time of the submission by Individual Borrowers of the Sale Request or at the time of the closing of any Property Sale;

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(vi)         Those Individual Properties which are not the subject of a Property Sale shall continue to comply with all applicable Legal Requirements, including, without limitation, zoning and/or parking requirements to the extent such compliance is required elsewhere in this Note or other Loan Documents;

(vii)        Either (A) The Holiday Inn Borrower shall have renewed the Holiday Inn Franchise Agreement for a term of no less than five (5) years, or Borrower shall have identified a substitute franchisor acceptable to Lender and shall obtained a fully executed franchise agreement acceptable to Lender with such franchisor, or (B) the Holiday Inn shall be subject to a Property Sale;

(viii)       Reserved.

(ix)         After giving effect to the Property Sale, the Loan to Value Ratio based on the values applicable to the remaining Individual Properties (i.e., excluding the Individual Properties subject to such Property Sale or any prior Property Sale) shall not be greater than the seventy percent (70%).

(x)          After giving effect to the Property Sale, the Debt Yield for the annual period immediately prior to the anticipated Property Sale, based on the annual Net Operating Income applicable to the remaining Individual Properties (i.e., excluding the Individual Properties subject to such Property Sale or any prior Property Sale) shall not be less than 11.5%.

(xi)         Notwithstanding the foregoing set forth in (viii), (ix) and (x) hereof, after giving effect to the Property Sale, the Loan to Value Ratio shall not be higher, and the Debt Yield shall not be lower than, in each case, the applicable determination immediately prior to the anticipated Property Sale.

(xii)        If, after giving effect to the Property Sale, (viii), (ix), (x) and (xi) hereof, are not satisfied, Borrower may prepay a portion of the Loan, subject to Article 6 herein, in such amount necessary so that the conditions hereof are satisfied.

(xiii)       Except as set forth in (vii) above, after giving effect to the Property Sale, the remaining Individual Properties shall be that Individual Property known as the Hilton and that Individual Property known as the Holiday Inn (i.e., only that Individual Property known as Crowne Plaza may be the subject of a Release except as set forth in (vii) above).

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(c)           Release of Property. With respect to any Property Sale, on or prior to the closing of such Property Sale if all of the conditions set forth in Article 25(b) with respect to such Property Sale have been satisfied, Lender, at the sole cost and expense of Borrowers, shall execute and deliver to Borrowers the releases, satisfactions, discharges and/or assignments, as applicable and as reasonably requested by Borrowers, of the Security Instrument and the other Loan Documents which solely relate to the Individual Property or Individual Properties to be released. Upon the closing of any Property Sale, all references herein or in any of the other Loan Documents to the term “Individual Properties” shall be deemed to exclude the Individual Property or Individual Properties sold pursuant to such Property Sale, as provided for in Article 26. Furthermore, if all Individual Properties owned by any Individual Borrower have been the subject of one or more completed Property Sales, upon the closing of the last completed Property Sale in accordance with this Agreement relating to the Individual Properties owned by such Individual Borrower, such Individual Borrower shall be released from this Note, and any other Loan Document to which such Individual Borrower is a party and shall cease to be a “Borrower” under this Note or any other Loan Document and all references in this Note or any other Loan Document to the term “Borrower” or “Borrowers” shall be deemed to exclude such Individual Borrower.

(d)           Definition of Property. Upon giving effect to any completed Property Sale and Borrowers’ satisfaction of the terms and provisions of Article 26 hereof, all references herein or in any of the other Loan Documents to the term “Properties” shall be deemed to exclude the Individual Property covered under such Property Sale.

ARTICLE 27. CONTRIBUTIONS AND WAIVERS

(a)           As a result of the transactions contemplated by this Note and the other Loan Documents, each Borrower will benefit, directly and indirectly, from each Borrower’s obligation to pay the Debt and perform its obligations hereunder and under the other Loan Documents (collectively, the “Obligations”) and in consideration therefore each Borrower desires to enter into an allocation and contribution agreement among themselves as set forth in this Section to allocate such benefits among themselves and to provide a fair and equitable agreement to make contributions among each of Borrowers in the event any payment is made by any individual Borrower hereunder to Lender (such payment being referred to herein as a “Contribution,” and for purposes of this Section, includes any exercise of recourse by Lender against any Property of a Borrower and application of proceeds of such Property in satisfaction of such Borrower’s obligation, to Lender under the Loan Documents).

(b)           Each Borrower shall be liable hereunder with respect to the Obligations only for such total maximum amount (if any) that would not render its Obligations hereunder or under any of the Loan Documents subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of applicable legal requirements.

(c)           In order to provide for a fair and equitable contribution among Borrowers in the event that any Contribution is made by an individual Borrower (a “Funding Borrower”), such Funding Borrower shall be entitled to a reimbursement Contribution (“Reimbursement Contribution”) from the other Borrower for all payments, damages and expenses incurred by that Funding Borrower in discharging any of the Obligations, in the manner and to the extent set forth in this Section.

(d)           For purposes hereof, the “Benefit Amount” of any individual Borrower as of any date of determination shall be the net value of the benefits to such Borrower and its Affiliates from extensions of credit made by Lender to (i) such Borrower and (ii) to the other Borrower hereunder and the Loan Documents to the extent such other Borrower has guaranteed or mortgaged their property to secure the Obligations of such Borrower to Lender.

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(e)           Each Borrower shall be liable to a Funding Borrower in an amount equal to the greater of (i) the (A) ratio of the Benefit Amount of such Borrower to the total amount of Obligations, multiplied by (B) the amount of Obligations paid by such Funding Borrower, or (ii) ninety five percent (95%) of the excess of the fair saleable value of the property of such Borrower over the total liabilities of such Borrower (including the maximum amount reasonably expected to become due in respect of contingent liabilities) determined as of the date on which the payment made by a Funding Borrower is deemed made for purposes hereof (giving effect to all payments made by other Funding Borrowers as of such date in a manner to maximize the amount of such Contributions).

(f)            In the event that at any time there exists more than one Funding Borrower with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from the other Borrower pursuant hereto shall be allocated among such Funding Borrowers in proportion to the total amount of the Contribution made for or on account of the other Borrower by each such Funding Borrower pursuant to the Applicable Contribution. In the event that at any time any Borrower pays an amount hereunder in excess of the amount calculated pursuant to this Section above, that Borrower shall be deemed to be a Funding Borrower to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Borrowers in accordance with the provisions of this Section.

(g)           Each Borrower acknowledges that the right to Reimbursement Contribution hereunder shall constitute an asset in favor of Borrower to which such Reimbursement Contribution is owing.

(h)           No Reimbursement Contribution payments payable by a Borrower pursuant to the terms of this Section shall be paid until all amounts then due and payable by all of Borrowers to Lender, pursuant to the terms of the Loan Documents, are paid in full in cash. Nothing contained in this Section shall limit or affect in any way the Obligations of any Borrower to Lender under the Loan Documents.

(i)           To the extent permitted by applicable legal requirements, each Borrower waives:

(i)           any right to require Lender to proceed against any other Borrower or any other Person or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy in Lender’s power before proceeding against Borrower;

(ii)          any defense based upon any legal disability or other defense of any other Borrower, any guarantor of any other Person or by reason of the cessation or limitation of the liability of any other Borrower or any guarantor from any cause other than full payment of all sums payable under the Loan Documents;

(iii)         any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;

(iv)         any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;

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(v)          any defense based upon any failure by Lender to obtain collateral for the indebtedness or failure by Lender to perfect a lien on any collateral;

(vi)         presentment, demand, protest and notice of any kind;

(vii)        any defense based upon any failure of Lender to give notice of sale or other disposition of any collateral to any other Borrower or to any other Person or any defect in any notice that may be given in connection with any sale or disposition of any collateral;

(viii)       any defense based upon any failure of Lender to comply with applicable laws in connection with the sale or other disposition of any collateral, including any failure of Lender to conduct a commercially reasonable sale or other disposition of any collateral;

(ix)         any defense based upon any use of cash collateral under Section 363 of the Bankruptcy Code;

(x)          any defense based upon any agreement or stipulation entered into by Lender with respect to the provision of adequate protection in any bankruptcy proceeding;

(xi)         any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code;

(xii)        any defense based upon the avoidance of any security interest in favor of Lender for any reason;

(xiii)       any defense based upon any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the obligations evidenced by this Note or owing under any of the Loan Documents;

(xiv)       any defense or benefit based upon Borrower’s, or any other party’s, resignation of the portion of any obligation secured by the Security Instrument to be satisfied by any payment from any other Borrower or any such party;

(xv)        all rights and defenses arising out of an election of remedies by Lender even though the election of remedies, such as non judicial foreclosure with respect to security for the Loan or any other amounts owing under the Loan Documents, has destroyed Borrower’s rights of subrogation and reimbursement against any other Borrower; and

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(xvi)       all rights and defenses that Borrower may have because any of the Debt is secured by real property. This means, among other things (subject to the other terms and conditions of the Loan Documents): (1) Lender may collect from Borrower without first foreclosing on any real or personal property collateral pledged by any other Borrower, and (2) if Lender forecloses on any real property collateral pledged by any other Borrower, (I) the amount of the Debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price and (II) Lender may collect from Borrower even if any other Borrower, by foreclosing on the real property collateral, has destroyed any right Borrower may have to collect from any other Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Borrower may have because any of the Debt is secured by real property; and except as may be expressly and specifically permitted herein, any claim or other right which Borrower might now have or hereafter acquire against any other Borrower or any other Person that arises from the existence or performance of any obligations under the Loan Documents, including any of the following: (i) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (ii) any right to participate in any claim or remedy of Lender against any other Borrower or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law.

(j)            Each Borrower hereby restates and makes the waivers made by Guarantor in the Guaranty of Recourse Obligations for the benefit of Lender. Such waivers are hereby incorporated by reference as if fully set forth herein (and as if applicable to each Borrower) and shall be effective for all purposes under the Loan (including, without limitation, in the event that any Borrower is deemed to be a surety or guarantor of the Debt (by virtue of each Borrower being co obligors and jointly and severally liable hereunder, by virtue of each Borrower encumbering its interest in the Property for the benefit or debts of the other Borrower in connection herewith or otherwise)).

[Remainder of page intentionally left blank; signature page follows]

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SCHEDULE A

INDIVIDUAL PROPERTIES AND ALLOCATED LOAN AMOUNTS

Address of Individual Property	Allocated Loan Amount	Earn Out Allocation	Maximum Allocated Loan Amount
Crowne Plaza 4300 E. Washington Street Phoenix, Arizona	$13,250,000.00	$1,490,000.00	$14,740,000.00
Holiday Inn 1515 N. 44th Street Phoenix, Arizona	$11,630,000.00	$3,780,000.00	$15,410,000.00
Hilton 2435 S. 47th Street Phoenix, Arizona	$31,590,000.00	$505,000.00	$32,095,000.00

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IN WITNESS WHEREOF, Borrower has duly executed this Note as of the day and year first above written.

BORROWER:

44TH AND MCDOWELL HOLDING, LLC, a Delaware limited liability company

By:	/s/ Jennifer Schrader
Name:	Jennifer Schrader
Title:	Authorized Signatory

47TH STREET PHOENIX AIRPORT, LLC, a Delaware limited liability company

By:	/s/ Jennifer Schrader
Name:	Jennifer Schrader
Title:	Authorized Signatory

CHPH HOLDING, LLC, a Delaware limited liability company

By:	/s/ Jennifer Schrader
Name:	Jennifer Schrader
Title:	Authorized Signatory

PROMISSORY NOTE